Exhibit 10.1
One Nexus Way, Camana Bay
Grand Cayman, KY1-9005
Cayman Islands

December 30, 2022

Csaba Sverha
c/o Fabrinet Company Ltd.
5/6 Moo 6, Soi Khunpra, Phaholyothin Road
Klong Nueng, Klong Luang
Pathumthani 12120 Thailand
Dear Csaba,
This letter amends, restates, and replaces your offer letter dated March 17, 2020, with Fabrinet USA, Inc. (“FUSA”) following your promotion to Chief Financial Officer (“CFO”) of Fabrinet, an exempt company in the Cayman Islands (“Fabrinet”), which amended and restated our earlier offer to you of employment with FUSA, and which you accepted on April 14, 2020. This letter documents the updated terms of your employment by the Fabrinet Company Ltd., a wholly-owned subsidiary of Fabrinet (the “Company”), given the change in your permanent residency from the USA to Thailand effective December 31, 2022, and the transfer of your employment from FUSA to the Company as of such date.
While employed by the Company as CFO of Fabrinet, you will report to Seamus Grady, the Chief Executive Officer of Fabrinet. Your duties and responsibilities generally will consist of those associated with managing all financial, tax, treasury, and investor relations of Fabrinet. You will devote substantially all of your business time and efforts to the performance of those duties and use your best efforts in doing so.
While employed by the Company, you will be required at times to travel to and work in the various company locations, including Thailand, the Cayman Islands, the USA, the UK, Israel, and other company and non-company locations.
Acceptance of this offer constitutes your representation that your execution of this letter agreement and performance of the requirements of this position will not violate any other agreement to which you are a party.
Compensation & Benefits
While employed by the Company as CFO, your compensation and benefits will include:
Base Salary. Your annual base salary will be US $575,000.00, which will be paid in Thai Baht on a semi-monthly basis on or about the 5th and 20th of each month in accordance with the Company’s payroll policy, subject to applicable tax withholdings. Your base salary will be subject to review and adjustment by the Compensation Committee of the Board of Directors of Fabrinet (the “Compensation Committee”) from time to time in its sole discretion.

Bonus. Subject to the approval of Fabrinet’s Board of Directors or its Compensation Committee, you will continue to be eligible to participate in Fabrinet’s 2023 Executive Incentive Plan, including the award of an annual target bonus. Any such target bonus, or portion thereof, will be paid as soon as practicable after the Compensation Committee determines that the target bonus (or relevant portion thereof) has been earned, but in no event shall any such target bonus be paid later than sixty (60) days following the applicable target bonus performance period. Receipt of any target bonus is contingent upon your continued employment with the Company through the date the bonus is paid.
Base salary, bonus, and the allowances described below as stated in U.S. dollars “USD”) will be payable in Thai Baht (“THB”) going forward. Except at the time of the transfer of your employment to the Company, when the USD to THB conversion rate for will be based on the Fabrinet Corporate Group Exchange Rate in the month of the transfer of your employment to the Company, and the future conversion rates which will be set annually thereafter will be based on the Fabrinet Corporate Group Exchange Rate in or about August of each year when the Compensation Committee sets the compensation of Fabrinet’s executive officers for the then current fiscal year. The Fabrinet Corporate Group USD to THB Exchange Rate in each fiscal quarter is the Bank of Thailand’s announced conversion rate on the last day of the preceding fiscal quarter, e.g., the conversion rate for October 1 to December 30, 2022, is the announced rate on September 30, 2022. In no event will Fabrinet, the Company, or any of their affiliates be liable to you for any foreign exchange rate fluctuations between the THB and USD that may affect any compensation due to you under this letter.
Benefits. You will be eligible to participate in the Company’s employee benefit plans and programs, subject to the terms and conditions thereof including eligibility requirements, including that you will receive one hundred twenty (120) hours paid time off (PTO) per year. The Company reserves the right, in its sole discretion, to modify, suspend, or terminate its benefit programs and arrangements from time to time as necessary or appropriate.
Other Benefits. You also will continue to receive the following benefits each month during the time you work and reside in Thailand as an employee of the Company and CFO of Fabrinet:
•A Cost of Living Allowance (“COLA”) of US $10,000.00 per month, paid in Thai Baht on a semi-monthly basis on or about the 5th and 20th of each month during the time you are required to work and reside in Thailand. This COLA payment will be added to your regular payroll deposits.
•A car and driver will be provided to you for business-related local transportation purposes in Thailand. This benefit will not affect reimbursements or benefits provided in any other taxable year of yours and further will not be subject to liquidation or exchange for any other benefit.
•Company paid International Medical Insurance coverage for you and your family
•All other benefits that otherwise were listed in bullet form in your prior offer letter with FUSA will cease as of December 31, 2022, except that the services of Ernst & Young (our expatriate tax consultants) will be made available to you in 2023 for assistance with the completion of your U.S. annual tax returns for your 2022 taxable year, and will cease after 2023. Such services will not affect reimbursements or benefits provided in any other taxable year of yours and further will not be subject to liquidation or exchange for any other benefit.

Other Terms & Conditions
Business Expenses. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Letter, in accordance with the Company’s expense reimbursement policy as may be in effect from time to time.
This offer is not to be considered a contract guaranteeing employment for any specific duration. Employment with the Company is on an at-will basis. You are thus free to terminate your employment with the Company for any reason at any time with or without prior notice. Similarly, the Company may terminate the employment relationship with or without cause or notice.
U.S. Internal Revenue Code Section 409A
Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. The foregoing provisions are intended to comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the final regulations and official guidance thereunder (“Section 409A”) such that none of the payments and benefits provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply. In no event will you have the discretion to determine the taxable year of payment of any payments or benefits provided under this letter.
You agree we will work together in good faith to consider amendments to this letter if required, and to take such reasonable actions, as necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will Fabrinet or the Company or any of their affiliates have any liability, responsibility, or obligation to reimburse you for any taxes or other costs (including without limitation any interest and penalties) that may be imposed on you as a result of Section 409A or any other provision of the U.S. Internal Revenue Code with respect to any payments or benefits you may receive from the Company under this letter or any other agreement or arrangement.
During the term of your employment, and for one year immediately following the termination of your employment, you shall not, without Fabrinet’s prior written consent:
(i) solicit or encourage to leave the employment or other service of, Fabrinet or any of its affiliates, any employee or independent contractor thereof, or hire (on behalf of yourself or any other person or entity) any employee or independent contractor who has left the employment or other service of, Fabrinet or any of its affiliates within the one-year period that follows the termination of such employee’s or independent contractor’s employment or other services with Fabrinet or any of its affiliates; or
(ii) whether for your account or the account of any other person, firm, corporation, or other business organization, intentionally interfere with, Fabrinet’s or any of its affiliates’ relationship with, or endeavor to entice away from Fabrinet or its affiliates, any person who during the term of your employment or the one year following the expiration of the term of your employment is or was a customer or client of Fabrinet or its affiliates.

Also, please be advised it is the Company’s policy to maintain a workplace that is free of drugs and alcohol, and that any violation of this policy will constitute grounds for the immediate termination of your employment.
Should you have questions or require additional information about any benefits, terms, or conditions of your employment, please do not hesitate to Edward T. Attanasio, Senior Vice President, Worldwide Human Resources, by telephone at _____________ or email at __________________.
If you are in agreement with and accept the terms of this offer of employment, please indicate your acceptance by signing this letter in the space provided below, noting also your employment start date, and by returning a copy of the signed letter to me at your earliest convenience.

Sincerely,

/s/ Seamus Grady
Seamus Grady
Chief Executive Officer
Fabrinet

/s/ Seamus Grady
Seamus Grady
Director
Fabrinet Company Ltd.

*** *** ***
I accept this amended offer of employment with Fabrinet Company Ltd. under the terms set forth in this letter. I acknowledge this letter is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations, and may not be modified in any way except in a writing executed by an authorized agent of Fabrinet or Fabrinet Company Ltd.

/s/ Csaba Sverha         12/30/2022
Csaba Sverha        Date